UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 4, 2022

SideChannel, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-28745	86-0837077
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6836 Bee Cave Road, Bldg. 1, S#279, Austin, Texas 78746

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (512) 772-4245

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointments of Directors

On July 5, 2022 (the “Closing Date”), SideChannel, Inc., formerly known as Cipherloc Corporation (the “Company”), announced that Brian Haugli and Hugh Regan, Jr. had been nominated to join the Company’s board of directors (the “Board”), and would join the Board following the completion of a stockholder notification period regarding the board expansion. The stockholder notification period was completed and, on August 4, 2022 the Company announced that Mr. Haugli and Mr. Regan had joined the Board, through a press release attached herein as Exhibit 99.1.

Set forth below are the biographical summaries of Mr. Haugli and Mr. Regan.

Brian Haugli

Mr. Haugli is the Chief Executive Officer of the Company, and served as the chief executive officer of SideChannel, Inc., a Massachusetts corporation, from September 2017 until its acquisition by the Company on July 1, 2022. Since October 2020, Mr. Haugli has been the founder of RealCISO, a cybersecurity risk assessment SaaS platform, and has been the creator and host of #CISOlife YouTube and Podcast since August 2019. Mr. Haugli was an Adjunct Professor at Boston College from June 2020 through January 2022, an advisor to Zscaler from September 2019 to August 2020, and worked for the Hanover Group from May 2015 to April 2019, most recently as VP and Chief Security Officer.

Hugh Regan

Mr. Regan recently retired from his role as Secretary, Treasurer and Chief Financial Officer of inTEST Corporation, a publicly traded manufacturer of capital equipment used in the semiconductor industry and other markets. He currently works as a private consultant to businesses, assisting them with various strategic issues. Mr. Regan served in his roles at inTEST for just over 25 years, from April 1996 until June 2021. From 1985 to April 1996, Mr. Regan served in various financial capacities for Value Property Trust, a publicly traded real estate investment trust, including Vice President of Finance from 1989 to September 1995 and Chief Financial Officer from September 1995 until April 1996. Mr. Regan qualifies as an independent member of the Company’s Board of Directors and will serve as the Chair of the Company’s Audit Committee.

Each member of the Board who is not also an executive officer of the Company will receive $10,000 for each fiscal quarter in which they serve, and an additional $5,000 per quarter for serving as the chair of any committee of the Board, or as the Chair of the Board. Such payments will be made in a combination of half cash and half shares of the Company’s common stock, valued based upon the greater of (i) $0.18 per share and (ii) the closing price of the Company’s common stock on the first trading day of the applicable quarter. Mr. Regan also received a one-time grant of 100,000 restricted stock units pursuant to the Company’s 2021 Omnibus Equity Incentive Plan, which shares vest over a period of three years from the date of issuance.

There are no family relationships between any of Mr. Haugli and Mr. Regan and any of the Company’s existing directors or executive officers. Except as set forth herein, there is no arrangement or understanding between Mr. Haugli and Mr. Regan and any other persons pursuant to which Mr. Haugli or Mr. Regan were appointed as officers or directors of the Company, as applicable. There are no related party transactions involving Mr. Haugli or Mr. Regan that are reportable under Item 404(a) of Regulation S-K.

Item 8.01 Other Events.

On August 4, 2022, the Company issued a press release announcing the addition of Mr. Haugli and Mr. Regan to the Board. A copy of the press release is attached to this Current Report on Form 8-K as Exhibit 99.1.

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Item 9.01 Financial Statements and Exhibits

Exhibits.

Exhibit No.	Description

99.1	Press Release dated August 4, 2022.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SideChannel, Inc.

Date: August 4, 2022	By:	/s/ Ryan Polk
	Name:	Ryan Polk
	Title:	Chief Financial Officer

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